PHJW DRAFT 9.25.2006

ASSET PURCHASE AGREEMENT

By and Between

PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA

AS SELLER,

HEALTH SYSTEMS REAL ESTATE, INC.

AS PURCHASER

And

GREENE COUNTY NURSING CENTER, LLC

AS NEW OPERATOR

Dated as of

September ___, 2006

LEGAL_US_E # 71750244.3

TABLE OF CONTENTS

Page

ARTICLE 1

DEFINITIONS

2

1.1

Definitions

2

1.2

Interpretation

4

ARTICLE 2

PURCHASE AND SALE OF ASSETS

5

2.1

Purchase of Assets

5

2.2

Description of Assets

5

2.3

Information Systems

7

2.4

Certain Consents

7

2.5

Excluded Assets

7

2.6

General Limitation on Assumed Liabilities

9

2.7

Assumed Liabilities

9

ARTICLE 3

PURCHASE PRICE AND CLOSING

10

3.1

Purchase Price

10

3.2

Allocation of Purchase Price

10

3.3

The Closing

10

3.4

Further Assurances

11

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

11

4.1

Organization

11

4.2

Qualification

11

4.3

Authority; Execution and Delivery

11

4.4

Title to Assets

12

4.5

Miscellaneous Representations Relating to Real Property

13

4.6

Environmental Matters

13

4.7

Litigation and Absence of Undisclosed Liabilities

15

4.8

Permits: Certificate of Need Exemption

15

4.9

Taxes

16

4.10

Employees; Employee Benefit Plan

16

4.11

Labor and Employment Matters

17

4.12

Insurance

17

4.13

Brokers and Finders

18

4.14

Related Party Transactions

18

4.15

Shared Services

18

4.16

Governmental Benefit Programs and other Third Party Payors

18

4.17

Nursing Home Staff

19

4.18

Motor Vehicles

19

4.19

Resident Trust Funds

19

4.20

Correctness of Representations

19

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NEW OPERATOR

20

5.1

Organization and Qualification

20

5.2

Authority

20

5.3

Litigation

21

5.4

Brokers and Finders

21

5.5

Correctness of Representations

21

ARTICLE 6

ACTIONS PRIOR TO CLOSING

21

6.1

Covenants of the Parties Relating to Actions Prior to Closing

21

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

22

7.1

Accuracy of Representations and Warranties

22

7.2

Compliance

22

7.3

Failure to Satisfy Conditions

22

7.4

Litigation

22

7.5

Certified Resolutions

23

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

23

8.1

Accuracy of Representations and Warranties

23

8.2

Material Adverse Change Prior to Closing

23

8.3

Compliance

23

8.4

Consents and Waivers

23

8.5

Instruments of Transfer

23

8.6

Litigation

23

8.7

Title Insurance

24

8.8

Condition of Assets

24

8.9

Certificate of Need; Other Filings

24

8.10

Failure to Satisfy Conditions

24

8.11

Certified Resolutions

24

8.12

Due Diligence

25

ARTICLE 9

ADDITIONAL COVENANTS; POST CLOSING MATTERS

25

9.1

Maintenance of Books and Records

25

9.2

Employees

25

9.3

Post-closing Cost Reports and Terminating Cost Report

26

9.4

Existing Residents

26

9.5

Operational Transition

26

9.6

Purchaser’s Remittance of Funds

26

9.7

Release of Old Liens

26

ARTICLE 10

TERMINATION

26

10.1

Termination

26

10.2

Effect of Termination

27

ARTICLE 11

CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

27

11.1

Confidentiality

27

11.2

Public Announcements

28

ARTICLE 12

DISPUTE RESOLUTION

28

ARTICLE 13

INDEMNIFICATION

28

13.1

Survival, Right to Indemnification

28

13.2

Indemnification by Seller

28

13.3

Indemnification by Purchaser

29

13.4

Procedure for Indemnification

29

13.5

Subrogation

31

13.6

Limitations on Indemnification

31

13.7

Indemnification as Exclusive Remedy

32

ARTICLE 14

GENERAL PROVISIONS

32

14.1

Bulk Sales Law Waiver

32

14.2

Fees and Expenses

32

14.3

Notice

33

14.4

Assignment

34

14.5

Headings and Counterparts

34

14.6

Integration of Agreement

34

14.7

Governing Law

34

14.8

Partial Invalidity

34

14.9

Access to Records

34

14.10

Third Party Beneficiaries

35

14.11

Attorneys’ Fees

35

14.12

Disposition of the Real Property

35

LEGAL_US_E # 71750244.3	-i-

PHJW DRAFT 9.25.2006

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this ___ day of September, 2006, by and between HEALTH SYSTEMS REAL ESTATE, INC., a Georgia nonprofit corporation (“Purchaser”), GREENE COUNTY NURSING CENTER, LLC, a Georgia limited liability company (“New Operator”), and PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA, a Georgia corporation (“Seller”).

STATEMENT OF BACKGROUND INFORMATION

1.

Seller owns and operates a 44-licensed bed general acute care hospital known as the Minnie G. Boswell Memorial Hospital (the “Hospital”) and a 29-licensed bed skilled nursing facility known as the Boswell Parker Nursing Center (the “Nursing Home”), both of which are located at 1201 Siloam Road, Greensboro, Greene County, Georgia 30642.

2.

Seller desires to sell and transfer to Purchaser certain of the Assets which are a part of, relate to or are used in the operation of the Hospital and all of the Assets which are a part of, relate to or are used in the operation of the Nursing Home.

3.

Seller’s decision to sell the Assets to Purchaser rather than to another potential purchaser is based on Purchaser’s representation that it will only acquire the real property used in the operation of the Hospital and, simultaneous with such purchase, will triple net lease such real property back to Seller so that Seller can continue to operate the Emergency Department and the Hospital, which Seller is obligated to continue operating pursuant to that certain Asset Purchase Agreement dated September 1, 2005, by and between Seller and the Greene County Hospital Authority (the “2005 Asset Purchase Agreement”).

4.

Purchaser is a member of a nonprofit integrated health system administered by Community Health Systems, Inc., a Georgia nonprofit corporation which health system also includes Health Scholarships, Inc., a Georgia nonprofit corporation (“HSI”), which leases and operates skilled nursing facilities through a number of single member Georgia limited liability companies, each of which leases a single skilled nursing facility.

5.

Purchaser is in the business of owning and leasing nursing homes and its Affiliates are in the business of operating nursing homes and Purchaser desires to purchase and acquire from Seller all of the Assets which are a part of, relate to or are used in the operation of the Nursing Home.

6.

HSI has formed New Operator to lease the Nursing Home from the Purchaser and to operate the Nursing Home after the Closing.

7.

Purchaser, the New Operator and Seller desire to serve the health needs of the residents of Greene County, Georgia, and the communities served by the Hospital and the Nursing Home, and in the furtherance thereof, the parties have determined that the needs of the community will be promoted by Purchaser’s acquisition of the real property and all of the Assets which are a part of, relate to or are used in the operation of the Nursing Home on the terms set out herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing recitals (which are hereby made a part of this Agreement), the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

1.1

Definitions.  For purposes of this Agreement, in addition to other terms defined in this Agreement, the following terms shall have the meanings ascribed to such terms below:

“Affiliate” means, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

“Business of the Facilities” shall mean, collectively, the Hospital Business and the Nursing Home Business.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor law; and regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

“Controls” means, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“Damages” means, without duplication, all claims (including, but not limited to, negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), demands, actions, suits, damages, costs and expenses (including, without duplication, reasonable fees and disbursements of counsel), liabilities, liens, losses, fines, Taxes, penalties, interest charges and administrative, judicial and arbitration awards, judgments, settlement payments and deficiencies or other charges.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law; and regulations and rules issued pursuant to that act or any successor law.

“Facilities” shall mean, collectively, the Hospital and the Nursing Home.

“Governmental Authority” shall mean any federal, state, local, municipal, or other government or governmental or quasi-governmental authority of any nature, including any governmental agency, bureau, board, commission, branch, department, official, entity, or other instrumentality, and any court or other tribunal.

“Healthcare Legal Requirements” shall mean all federal, state and local laws, rules, regulations, interpretations, guidelines, judgments, injunctions, awards (including awards of arbitrators), ordinances and decrees relating to health care licenses, health care permits, Third Party Payor Programs, reporting and disclosure, the handling of medical waste, handling and dispensing of pharmaceutical products, fraud and abuse, anti-kickback, anti-referral, false claims, medical records and patient privacy, as now in effect, including, but not limited to, Titles XVIII and XIX of the Social Security Act, Health Care Fraud Act (18 U.S.C. § 1347), the Anti-Kickback Act of 1986 (41 U.S.C. § 51, et seq.), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. § 1395 nn), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. § 1320a-7a(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729, et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d, et seq.), the exclusion laws (42 U.S.C. § 1320a-7) and comparable state laws.

“Hospital Business” shall mean the business of providing inpatient and outpatient hospital services, skilled nursing services, and related medical, nursing, and healthcare services, as well as other operations of Seller conducted at or through the Hospital.

“Knowledge” shall mean, in the case of the Seller, the actual knowledge, as of the date of this Agreement, of the individuals listed on Schedule 1.

“Liens” shall mean any and all liens, claims, charges, judgments, deeds to secure debt, security interests, and encumbrances of any kind or nature whatsoever.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the physical condition of the Assets, or (ii) the ownership of and title to the Assets, or (iii) the present or future financial condition or results of operations of the Nursing Home Business.

“Medicaid” shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396, et seq.) and any statute succeeding thereto.

“Medicare” shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395, et seq.) and any statute succeeding thereto.

“Nursing Home Business” shall mean the business of providing skilled nursing services and related medical, nursing and healthcare services, as well as other operations of Seller conducted at or through the Nursing Home.

“Person” shall mean any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Provider Agreements” shall mean all participation, provider and reimbursement agreements for the benefit of Seller in connection with the operation of the Facilities relating to any right to payment or other claim arising out of or in connection with Seller’s participation in any Third Party Payor Program, whether such Provider Agreements are express, in writing or are evidenced by tie-in notices or other evidence.

“Reimbursement Source Obligations” shall mean (a) Medicaid, Medicare or Third Party Payor Program overpayments, recoupments, denials of payment or any other financial obligations arising from any adjustments or reductions specific to Seller in Medicaid, Medicare or Third Party Payor Program reimbursement; or (b) all other monetary obligations or liabilities of any kind or nature whatsoever that have arisen or may arise in any manner from Seller’s participation in Third Party Payor Programs.

“Schedule” shall mean those schedules annexed hereto and referenced herein which are incorporated in their entirety by reference in this Agreement.

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Third Party Payor Programs” shall mean all third party payor programs in which the Facilities have or currently participate in, including, without limitation, Medicare, Medicaid, CHAMPUS, TriCare, Blue Cross and/or Blue Shield, managed care plans, other private insurance programs and employee assistance programs.

“TriCare” shall mean the program of medical benefits concerning retirees and dependents of members or former members of a uniformed service provided, financed and supervised by the United States Department of Defense and established by 10 U.S.C. § 1071, et seq., and formerly known as the Civilian Health and Medical Program of the Uniformed Services or CHAMPUS.

1.2

Interpretation.

(a)

When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

Purchase and Sale of Assets

2.1

Purchase of Assets.  On and subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall purchase and Seller shall sell, assign, transfer, and convey to Purchaser, or to New Operator as directed by Purchaser, the Assets as described in Section 2.2 hereof, free and clear of any and all Liens other than Permitted Exceptions.

2.2

Description of Assets.  As used herein, the term “Assets” means the following assets, properties and rights owned by Seller and used in the conduct of, or generated by or constituting, the Business of the Facilities, except for the “Excluded Assets” set forth in Section 2.5 hereof:

(a)

Good, marketable and indefeasible fee simple title to the real property on which the Facilities are located, as more particularly described in Schedule 2.2(a) hereto, including without limitation all easements appurtenant thereto and buildings and improvements thereon, plants, fixed assets, buildings, structures, fixtures (including fixed machinery and fixed equipment), mechanical systems, and parking areas located thereon and all rights, easements and appurtenances thereto and all air, mineral or other rights related thereto (collectively, the “Real Property”). The Real Property shall be conveyed to Purchaser by Seller in “as is” condition by a warranty deed, subject to no Liens, easements or restrictions except for the “Permitted Exceptions” which are listed in Schedule 2.2(a);

(b)

All tangible business and personal property; medical equipment, together with related parts, accessories and the like; and all other equipment, machinery, furniture, furnishings, fixtures, telephones and telephone systems, computer equipment (including hardware and software), copiers, facsimile machines, tools, instruments and other similar tangible personal property, which are owned by Seller and used or maintained or operated by Seller in connection with the Nursing Home Business, wherever located;

(c)

To the extent transferable under applicable laws and regulations, all certificates, certificates of need (or exemptions or waivers therefrom issued by the agency or other Governmental Authority), licenses, permits, accreditations, waivers, and governmental authorizations which are owned and used by Seller to operate the Nursing Home or otherwise use the Assets and to conduct the Nursing Home Business (the “Nursing Home Permits and Licenses”);

(d)

All financial, accounting and Tax-related books and records relating to the Assets and the operation of the Nursing Home, including computerized and other data and databases, files, papers, correspondence, purchase orders, warranties, resident and vendor lists, telephone numbers (including mobile and cellular telephone numbers and pager numbers), telecopier numbers, personnel records, manuals related to the Assets, resident medical records and other resident information records relating to Third Party Payor Programs and contracts, documents pertaining to financing of the Nursing Home or the Assets, and all other books, records, manuals, files and papers relating to the Assets and the Nursing Home Business;

(e)

All intangible assets associated with the Assets and the Nursing Home Business, including Seller’s rights, title and interest, if any, to trademarks, trade names, trade styles, service marks and copyrights, all trade secrets or processes, all confidential or proprietary information, and all other items of intellectual property, all to the extent either owned or licensed by Seller listed on Schedule 2.2(e); and rights, judgments, causes of action, claims and demands of Seller, whether or not liquidated, related to the Assets including, without limitation, rights or causes in action under express or implied warranties or product guarantees arising under or relating to the Assets, and goodwill of and associated with the Assets and the Nursing Home Business;

(f)

All rights of Seller, including deposits and prepayments, under the leases listed in Schedule 2.2(f) (individually an “Assumed Lease” and, collectively, the “Assumed Leases”);

(g)

The provider numbers, Provider Agreements and all rights under the contracts (including contracts for purchase or lease of real property, rights of first refusal, and options) attributable to the Nursing Home Business which are listed in Schedule 2.2(g) (individually an “Assumed Contract” and, collectively, the “Assumed Contracts”);

(h)

Any and all claims of Seller against third parties relating to the Assets, or the Nursing Home Business, known or unknown, contingent or otherwise;

(i)

The motor vehicles of Seller used in connection with the Nursing Home Business and that are listed in Schedule 2.2(i); and

(j)

Refunds, credits and rebates with respect to purchases made by Seller in connection with the Nursing Home under any of Seller’s purchasing programs or group purchasing contracts.

2.3

Information Systems.  The parties intend that Seller transfer to Purchaser to the extent practicable the existing information processing capabilities, including hardware and software used in connection with the Nursing Home Business. Subject to receipt of any necessary third party consents as described below, Seller agrees to assign and transfer information systems and associated licenses, maintenance and support agreements to Purchaser. To the extent that Seller’s rights to any of the affected information systems or associated licenses or contracts, or the use or benefit thereof, may not be assigned or transferred without the consent of another Person, Seller and Purchaser shall cooperate with each other in attempting to obtain such consents as are necessary to authorize the actions contemplated by this Agreement.

2.4

Certain Consents.  Schedule 2.4 lists the consents that Seller must obtain prior to Closing (the “Required Consents”). To the extent that Seller’s rights to any of the Assets to be assigned and transferred to Purchaser hereunder may not be assigned or transferred without the consent of another person or entity, which consent is not required to be obtained prior to Closing, or may not be assigned or transferred under applicable laws and regulations, this Agreement shall not constitute an agreement to assign or transfer the same if an attempted or actual assignment or transfer would constitute a breach thereof or be unlawful, and Seller, to the maximum extent permitted by law and any terms of or limitations relating to such Asset, shall use its best efforts to obtain for Purchaser the benefits thereunder, and shall cooperate with Purchaser in any reasonable arrangement designed to provide such benefits to Purchaser.

2.5

Excluded Assets.  Notwithstanding Section 2.2, the following assets shall be excluded from the Assets described in Section 2.2 and shall not be sold or transferred to Purchaser by Seller pursuant to this Agreement (the “Excluded Assets”):

(a)

Organizational documents of Seller;

(b)

Ownership and other rights with respect to each Company Plan (as defined in Section 4.10) sponsored or maintained by Seller or its Affiliates with respect to the Business of the Facilities;

(c)

Any insurance policy insuring Seller with respect to the Hospital;

(d)

All accounts receivable, receipts, cash, bank accounts, negotiable securities, certificates, deposits and other cash equivalents or receivables (including receivables from any Third Party Payor Programs) of the Facilities;

(e)

Working capital, including: (i) prepaid items and prepaid expenses to the operations of the Facilities (including, without limitation, rents, subscriptions and the like); (ii) all inventories of supplies, purchased goods and other disposables or consumables used or maintained in connection with or located in the Facilities on the Closing Date, including, without limitation, food, cleaning materials, disposables, linens, consumables, office supplies, drugs and medical supplies;

(f)

Refunds, credits and rebates with respect to purchases made by Seller in connection with the Hospital under any of the Seller’s purchasing programs or group purchasing contracts;

(g)

Claims for refunds or refunds of Taxes and other charges imposed by any Governmental Authority;

(h)

All refunds or monies from settlement resulting from audits of the Facilities’ cost reports and from any other Third Party Payor Programs for the time period prior to the Effective Time;

(i)

All insurance proceeds (including deductibles, co-payments or self-insured requirements) arising in connection with damage to Assets;

(j)

Any funded depreciation;

(k)

All tangible business and personal property; medical equipment, together with related parts, accessories and the like; and all other equipment, machinery, furniture, furnishings, fixtures, telephones and telephone systems, computer equipment (including hardware and software), copiers, facsimile machines, tools, instruments and other similar tangible personal property, which are owned by Seller and used or maintained or operated by Seller in connection with the Hospital Business, wherever located;

(l)

all certificates, certificates of need (or exemptions or waivers therefrom issued by the agency or other Governmental Authority), licenses, permits, accreditations, waivers, and governmental authorizations which are owned and used by Seller to operate the Hospital and to conduct the Hospital Business;

(m)

All financial, accounting and Tax-related books and records relating to operation of the Hospital, including computerized and other data and databases, files, papers, correspondence, purchase orders, warranties, patient and vendor lists, telephone numbers (including mobile and cellular telephone numbers and pager numbers), telecopier numbers, personnel, employment and benefit records that relate to any of the former and current employees of the Hospital, manuals, patient medical records and other patient information records relating to Third Party Payor Programs and contracts, documents pertaining to financing of the Hospital, and all other books, records, manuals, files and papers relating to the Hospital Business;

(n)

All intangible assets associated with the Hospital and the Hospital Business, including Seller’s rights, title and interest, if any, to trademarks, trade names, trade styles, service marks and copyrights, all trade secrets or processes, all confidential or proprietary information, and all other items of intellectual property, all to the extent either owned or licensed by Seller; and rights, judgments, causes of action, claims and demands of Seller, whether or not liquidated, related to the Hospital including, without limitation, goodwill of and associated with the Hospital and the Hospital Business;

(o)

All provider numbers, Provider Agreements and contracts, agreements and contractual arrangements and rights therein, whether in writing or otherwise, related to the Hospital Business, including rights of third party licensors to licensed software;

(p)

Any and all claims of Seller against third parties relating to the Hospital, or the Hospital Business, known or unknown, contingent or otherwise;

(q)

The motor vehicles of Seller used in connection with the Hospital Business; and

(r)

The rent to be received from the medical office building (house) located on the Real Property, sold to Purchaser hereunder.

2.6

General Limitation on Assumed Liabilities.  Except for Permitted Exceptions and the Assumed Liabilities, Seller shall transfer the Assets to Purchaser and/or the New Operator free and clear of Liens.  Except as provided in Section 2.7 or as otherwise expressly provided in this Agreement, Purchaser shall not, by virtue of its purchase of the Assets, assume or become responsible for any liabilities or obligations of the Seller or any other Person with respect to Seller’s operation of the Facilities or the Business of the Facilities, including, without limitation, any liabilities or obligations of Seller under the 2005 Asset Purchase Agreement.  For purposes of this Section 2.6, the phrase “liabilities and obligations” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, expense, cost, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

2.7

Assumed Liabilities.  On the Closing Date, the New Operator shall only assume, perform and otherwise pay, satisfy and discharge the following assumed liabilities with respect to the Assets and the Nursing Home Business (the “Assumed Liabilities”):

(a)

from and after the Effective Time, all payment obligations for the Hired Employees for the Nursing Home described in Section 9.2 hereof, including vacation, sick leave and PTO as set forth on Schedule 2.7; provided, however that New Operator shall only assume any such payment obligations up to an aggregate maximum of [$_____________], which amount shall be treated as a credit against the Purchase Price;

(b)

all obligations of Seller under each Assumed Contract and Assumed Lease that accrue and relate to the Assets or the operation of the Nursing Home by the New Operator from and after the Effective Time;

(c)

all obligations of Seller accruing from and after the Effective Time under the Nursing Home Permits and Licenses, provided that the rights thereunder have been duly and effectively assigned to Purchaser; and

(d)

any liabilities set forth on Schedule 2.7.

ARTICLE 3

Purchase Price and Closing

3.1

Purchase Price.  On the Closing Date, provided that all conditions precedent to Closing as set out in this Agreement are met or are waived by the parties, and subject to the credit amount set forth in Section 2.7(a) hereof, the total purchase price due to Seller for the Assets shall be Two Million Six Hundred Thousand Dollars ($2,600,000) (the “Purchase Price”), which shall be payable by Purchaser to Seller on the Closing Date in immediately available funds, either by official bank check or wire transfer to an account designated by Seller in writing to Purchaser.

3.2

Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets as set forth in Schedule 3.2, which has been prepared in compliance with Section 1060 of the Code.  Each of the parties agrees and covenants to report this transaction and, if applicable, file IRS Form 8594 with the Internal Revenue Service in accordance with this allocation and not to take a position before any Governmental Authority in any way inconsistent with the terms this allocation.

3.3

The Closing.  The closing of the purchase and sale of the Assets pursuant to this Agreement (the “Closing”) shall be held at 10:00 a.m. on September 28, 2006, or at such other time and date as is mutually acceptable to the parties (the “Closing Date”), at a mutually acceptable location, subject to the satisfaction or appropriate waiver of all conditions precedent as set forth in this Agreement.  The Closing shall be effective as of 12:01 a.m. on Sunday, October 1, 2006 or such other date and time as the parties may mutually designate in writing (the “Effective Time”).  The Closing Date may be extended by the mutual agreement of Seller and Purchaser.  At the Closing, the parties shall deliver or cause to be delivered, or perform the following:

(a)

Seller shall convey or cause to be conveyed to Purchaser by limited warranty deed good and marketable fee simple title to the Real Property, in “as is” condition, without warranty of title except as to matters arising by, through or under Seller, but with full substitution and subrogation in and to all the rights and actions of warranty which Seller has or may have against all preceding owners, subject only to the Permitted Exceptions and the Assumed Liabilities.  Further, Seller shall deliver to Purchaser: (i) a Bill of Sale pursuant to which Seller sells, transfers, conveys, assigns and delivers to Purchaser or New Operator, as applicable, all of Seller’s right, title and interest in and to the Assets, in “as is” condition, together with all other instruments necessary or appropriate to convey good and marketable fee simple title to the Assets, free and clear of all Liens except the Permitted Exceptions and the Assumed Liabilities; (ii) the Release of Liens Agreement from Cornell Capital Partners, LP described in Section 4.4(a) and 4.4(c) hereof; (iii) possession of the Assets to the Purchaser or New Operator, as applicable; (iv) an Assignment and Assumption Agreement pursuant to which the New Operator agrees to assume the Assumed Liabilities, together with written consents and agreements to the assignment of the Assumed Leases and the Assumed Contracts, and such other consents, waivers, releases and other agreements pertaining to the Assets as required in this Agreement; (v) copies of all the Required Consents; (vi) copies of all personnel, employment and benefit records that relate to any former or current employees of the Nursing Home shall be delivered to New Operator; and (vii) such other certificates, instruments, affidavits and other documents as Purchaser, the New Operator or its counsel may reasonably request.

(b)

Seller shall pay any applicable Georgia property transfer tax.

(c)

Purchaser shall deliver (or cause to be delivered) to Seller: (i) the Purchase Price as set forth in Section 3.1; and (ii) such other documents as Seller or its counsel may reasonably request.

(d)

Any ad valorem, personal property, and excise taxes payable under Georgia law with respect to the Assets, which relate to the 2006 tax year, shall be pro-rated between Purchaser and Seller, and when actual information is available, the final adjustments and pro-rations shall be determined and settlement shall be made between the parties.

(e)

Seller, Purchaser and New Operator shall each bear their own fees and expenses for legal, financial, accounting and consulting, as well as any other fees and expenses incurred by such party, whether or not the Closing occurs.

3.4

Further Assurances.  From and after the Closing Date, Seller agrees, without further consideration, to execute and deliver promptly to Purchaser and New Operator such further consents, waivers, assignments, and other documents and instruments, and to take all such further actions as Purchaser may from time to time reasonably request with respect to the consummation in full of the transactions provided for herein. The foregoing covenants of the Seller shall survive the Closing.

ARTICLE 4

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser the following:

4.1

Organization.  Seller is a corporation duly organized, validly existing, in good standing, and is qualified to do business in the State of Georgia.

4.2

Qualification.  Seller has the power and authority to own and operate the Nursing Home Business, to offer all of the services offered by the Nursing Home as of the date of execution of this Agreement, and to own, lease and otherwise use the Assets in the Business of the Facilities.

4.3

Authority; Execution and Delivery.

(a)

Seller has the power and authority to enter into this Agreement and all other agreements contemplated herein, including without limitation, those documents described in Sections 3.3 and 3.4 (collectively, the “Closing Documents”) to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Closing Documents by Seller has been authorized and approved, or will be authorized and approved as of the Closing, by all necessary action on the part of Seller and each of the Closing Documents executed by Seller is, or will be upon Seller’s execution and delivery thereof, the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and to the exercise of judicial discretion in accordance with general equitable principles.

(b)

Neither the execution nor delivery of this Agreement or any of the other Closing Documents executed by Seller, nor the consummation or performance by Seller of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time or both):

(i)

violate the articles of incorporation, bylaws or other governing document or agreement of Seller;

(ii)

violate, contravene or conflict with, any federal, state, local, municipal or other administrative constitution, law, statute, ordinance, regulation, principle of common law, or policy, or any award, decision, injunction, judgment, order, subpoena or verdict entered, made or rendered by any court, administrative agency, department, official, or other Governmental Authority, to which Seller is subject or by which the Nursing Home or any of the Assets may be bound;

(iii)

contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate, or modify, any permit, license or approval that is held by Seller relating to operation of, or the Nursing Home Business or to any of the Assets;

(iv)

conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Seller is a party or by which Seller, the Nursing Home or any of the Assets may be bound;

(v)

result in the imposition or creation of any Lien upon any of the Assets; or

(vi)

violate any material term or provision of, or result in a default, give rise to any right of termination, cancellation or acceleration, or cause the loss of any right or option, under any of the Assumed Contracts.

4.4

Title to Assets.  Except as described in Section 3.3(a) hereof:

(a)

Seller has, and on the Closing Date will have, good and marketable title to the Assets, free and clear of any and all Liens, except for the Permitted Exceptions and the Assumed Liabilities; provided, further, at or prior to Closing, Seller shall have delivered an agreement to Purchaser whereby Cornell Capital Partners, LP shall have agreed to release any and all liens it may have on the Assets;

(b)

the Real Property is accurately described in Schedule 2.2(a) and includes all real estate owned by Seller;

(c)

Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title in fee simple, and is in possession of the Real Property, free and clear of any and all Liens; provided, further, at or prior to Closing, Seller shall have delivered an agreement to Purchaser whereby Cornell Capital Partners, LP shall have agreed to release any and all liens it may have on the Real Property.

4.5

Miscellaneous Representations Relating to Real Property.

(a)

To Seller’s Knowledge, no part of the Real Property is currently subject to condemnation proceedings, and no condemnation or taking is threatened or known by Seller to be contemplated.

(b)

There are no parties (other than Seller) in possession of any parcel of the Real Property, other than tenants under the Leases, full and complete copies of which have been provided by Seller to Purchaser prior to Closing.

(c)

To Seller’s Knowledge, all material components of all of the Real Property: (i) are free from material structural (including electrical and mechanical) defects; and (ii) are in good working order sufficient for maintaining the operations of the Facilities substantially at their current levels.  There are no physical conditions of the Real Property and improvements that violate the Healthcare Legal Requirements associated with operation of the Facilities or which Seller is aware that could have a material adverse effect on Purchaser or New Operator’s operation of the Nursing Home in the manner the Nursing Home is currently being used and operated.

(d)

Each of the Facilities has all easements and related rights necessary to continue operation of the Business of the Facilities as currently conducted.

4.6

Environmental Matters.

(a)

As used in this Agreement, the term “Environmental Law(s)” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to (i) the protection of the environment or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Materials (including but not limited to ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials and shall include without limitation: the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq. .and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now promulgated under any of the foregoing.  The term “Hazardous Material(s)” means: (i) any petroleum or petroleum products, petroleum constituents, petroleum-derived substances or wastes, flammable materials, explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); and (ii) any other chemical or other material, constituent or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law, or which could give rise to liability under any Environmental Law.  “Release” means any release, spill, escaping, emission, leaking, pouring, dumping, seepage, filtration, pumping, disposal, discharge, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.  “On” or “In” when used with respect to the Real Property or any property adjacent to the Real Property, means “on, in, under, upon, above or about.”

(b)

All operations or activities upon, or any use or occupancy of the Real Property, or any portion thereof, by Seller, and any agent, contractor or employee of Seller (collectively, “Agents”), or, to the best Knowledge of Seller, any tenant or subtenant of Seller of any part of the Real Property, are and have been in all respects in compliance with all Environmental Laws except as would not have a Material Adverse Effect.

(c)

Seller and Agents have kept the Real Property free of any Lien imposed pursuant to any Environmental Law.

(d)

Except for use, generation, treatment, temporary storage and disposal of Hazardous Materials reasonably necessary to the customary operation of an acute care hospital and a skilled nursing facility and in full compliance with all applicable Environmental Laws, neither Seller, nor Agents nor, to Seller’s Knowledge, any prior owners, operators, or occupants of the Real Property have allowed the Release, manufacture, use, storage or presence of any Hazardous Materials On the Real Property that would have a Material Adverse Effect.  Seller has obtained all environmental permits and other authorizations and approvals necessary for the operation of a hospital, a skilled nursing facility and related activities under the applicable Healthcare Legal Requirements, except where failure to obtain such permits, authorizations and approvals would not result in a Material Adverse Effect.  All such permits, authorizations and approvals are in good standing and Seller is in compliance with all terms and conditions of such. Seller has no Knowledge of any proceedings to substantially modify or revoke any such permits, authorizations or approvals.

(e)

Neither Seller nor Agents have received any written communication that alleges that Seller is not or was not in compliance with all applicable Environmental Laws. Neither the Real Property, nor any part thereof, nor Seller is subject to any pending or, to the best Knowledge of Seller, threatened investigation or inquiry by any Governmental Authority or other third party, or any remedial or removal obligations under any applicable Environmental Law.

(f)

Neither Seller nor Agents have installed or permitted to be installed or have Knowledge of friable asbestos or any substance containing asbestos or any other Hazardous Material On the Real Property that would result in a Material Adverse Effect.

(g)

Seller and its Agents have not at any time engaged in, permitted or have Knowledge of, nor to the best Knowledge of Seller, has any tenant or subtenant engaged in or permitted any Release (whether legal or illegal, accidental or intentional) of Hazardous Materials On the Real Property that would result in a Material Adverse Effect. Seller has not used the Real Property as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the treatment or disposal of solid waste or Hazardous Materials.

(h)

To the best Knowledge of Seller, no material work, repairs, remedies, construction, or capital expenditure is required by any Environmental Law or land use laws or regulations with respect to the Real Property in order for the continued lawful use of the Real Property as a hospital or a skilled nursing facility in compliance with the applicable Healthcare Legal Requirements.

(i)

To Seller’s Knowledge, there are no above-ground or underground storage tanks, or related pipes on any portion of the Real Property.

(j)

Seller shall promptly notify Purchaser in writing of any order of which it is aware, receipt of any request for information or any notice of violation or noncompliance with any applicable law, rule, regulation, standard or order, any threatened or pending action of which it is aware by any regulatory agency or other Governmental Authority, or any claims made by any third party of which it is aware relating to Hazardous Materials On, Releases On or from, or threats of Releases On or from the Real Property which relate to the period prior to the Effective Time; and shall promptly furnish Purchaser with copies of any correspondence, notices, or legal pleadings in connection therewith.

4.7

Litigation and Absence of Undisclosed Liabilities.  Except as listed and described on Schedule 4.7, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending or threatened against Seller or affecting the Nursing Home or any of the Assets or the Nursing Home Business at law or in equity, or before or by any Governmental Authority, which involve the likelihood of any adverse judgment or liability, whether or not fully covered by insurance, nor is there any basis known to Seller for such claims.

4.8

Permits: Certificate of Need Exemption.

(a)

Seller has all healthcare permits, consents, licenses and approvals required to operate both the Nursing Home, except where the failure to have such permits, consents, licenses and approvals would not result in a Material Adverse Effect, and each such permit, consent, license or approval is valid and in full force and effect.  Schedule 4.8(a) sets forth a true and complete list of all permits, consents, licenses and approvals held by Seller with respect to the Nursing Home and the Nursing Home Business.  The Nursing Home is being operated and the Assets are being used in material compliance with the terms of all applicable Healthcare Legal Requirements and Seller has received no notice of and has no Knowledge of any alleged violation of the applicable Healthcare Legal Requirements.

(b)

The Nursing Home operates under a valid certificate of need or exemption from certificate of need review and is otherwise in material compliance with the certificate of need laws in the State of Georgia.

4.9

Taxes.  Seller has timely filed all Tax Returns relating to Seller, the Facilities, the Assets and the Business of the Facilities required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax.  All such Tax Returns are complete and correct in all material respects.  Seller has paid all Taxes, imposed, assessed or collected by or under the authority of any Governmental Authority that have become or are due with respect to Seller, the Facilities, the Assets and the Business of the Facilities regarding any period ended on or prior to the Closing Date.  No Tax Liens have been filed against Seller, the Facilities or the Assets and no claim for any additional Taxes is being asserted or, to Seller’s Knowledge, threatened against Seller or against or with respect to the Facilities, the Assets or the Business of the Facilities by any taxing authority.

4.10

Employees; Employee Benefit Plan.

(a)

For purposes of this Agreement, the term “Company Plans” shall mean collectively each and every plan, program, arrangement, fund, policy, practice, or contract which, through which, or under which Seller provides benefits or compensation to or on behalf of employees or former employees of Seller and dependents of such employees or former employees, whether formal or informal and whether or not written.

(b)

Except as set forth on Schedule 4.10, Seller does not maintain and never has maintained any “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) or any “employee pension benefit plan” (within the meaning of Section 3(2)(A) of ERISA). Seller further warrants that it maintains, administers, or contributes only to those sick leave, vacation pay, severance pay, salary continuation for disability, deferred compensation, bonus, incentive compensation, life insurance, and scholarship programs for the benefit of its employees that have been disclosed on Schedule 4.10.

(c)

No Company Plan is subject to Title IV of ERISA. No contingent or other liability with respect to which Seller has or could have liability exists under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to any Company Plan or any plan sponsored by an employee organization that provides or provided benefits to the Seller’s employees and no assets of Seller are subject to a lien under Section 4064 or 4068 of ERISA.

(d)

Seller has delivered to or made available for inspection by Purchaser true and complete copies of all plan documents, handbooks, IRS documents and filings, trusts agreements, contracts, correspondence, financial documents and other documents or instruments with respect to each Company Plan.

(e)

To the Knowledge of Seller, all Company Plans have been administered in compliance with their respective terms in all material respects, and are in compliance with the applicable provisions of ERISA, the Code, and all other applicable laws. To the best of Seller’s Knowledge, Seller is not liable for any excise taxes under the Code or penalties under ERISA with respect to the Company Plans for any act or omission that occurred before the Closing Date.

(f)

To the Knowledge of Seller, none of the Company Plans have engaged in “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA for which there is no exemption that has not been corrected or in relation to which appropriate excise taxes have not been paid.

(g)

To the Knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, entitle any person to (i) severance pay, unemployment compensation or any other payment under any Company Plan, (ii) any payment of, or increase in, remuneration or benefits to any employee, or (iii) the acceleration of any payment or benefit to any employee.

(h)

Seller has no obligation to provide postretirement medical or other benefits to Seller’s employees or former employees or their survivors, dependents, and beneficiaries, except as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state medical benefits continuation law, and Seller may terminate any such postretirement medical or other benefits upon thirty (30) days notice or less without any liability thereunder.

4.11

Labor and Employment Matters.  Seller is not a party to, nor does Seller have any obligation pursuant to, any oral or written agreement, collective bargaining agreement or otherwise, with any party regarding the rates of pay or working conditions of any of the employees of the Nursing Home, nor is Seller obligated under any agreement to recognize or bargain with any labor organization or union on behalf of such employees. Seller is in compliance with all applicable federal, state, and local laws and regulations concerning the employer-employee relationship. Seller is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any Tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

4.12

Insurance.  The following have been maintained continuously in full force and effect with respect to the operation of the Facilities, the Assets and the Business of the Facilities for the period Seller has owned such Assets: professional liability and comprehensive general liability and property damage insurance coverage in the minimum amounts and of the types generally maintained for similar businesses in the industry; and all necessary insurance for the protection of employees of Seller as required of employers by the State of Georgia or otherwise, including unemployment and workers’ compensation coverage.  Schedule 4.12 sets forth a summary of the Seller’s current insurance coverage in connection with the Business of the Facilities (listing type, carrier, limits, self-insured retention limits, prior acts date, and expiration dates).  Schedule 4.12 also includes a list of any pending insurance claims relating to the operations, personnel and assets of Seller, including, without limitation, the Business of the Facilities.

4.13

Brokers and Finders.  Neither Seller nor any Affiliate of Seller has incurred any obligation or liability, contingent or otherwise, to any person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby. Seller shall execute and deliver at Closing the necessary affidavit for the purpose of waiving and releasing any and all Lien rights against the Real Property of any broker or real estate agent granted pursuant to Commercial Real Estate Broker Lien Act.

4.14

Related Party Transactions.  Except as set forth in Schedule 4.14 hereto, neither Seller nor any member of Seller’s governing body, nor any officer or manager, nor any family member of any of the foregoing Persons, has engaged in any prohibited transaction, conflict of interest or otherwise violated the terms of O.C.G.A. § 31-7-74.1 or O.C.G.A. §§ 14-3-860 through 14-3-865.

4.15

Shared Services.   Schedule 4.15 sets forth a true and complete list of all contracts, agreements and other contractual arrangements, whether in writing or otherwise, pursuant to which the Hospital and the Nursing Home receive goods or services in operation of the Business of the Facilities from a related or unrelated party.

4.16

Governmental Benefit Programs and other Third Party Payors .

(a)

The Nursing Home is duly certified to participate, holds Provider Agreements in, and currently participates in Medicare, Medicaid and other Third Party Payor Programs.  Other than as described elsewhere herein or in the Schedules attached hereto, the Nursing Home is in compliance with all of the terms, conditions and provisions of such Provider Agreements and Third Party Payor Programs, as well as the applicable Healthcare Legal Requirements related thereto.

(b)

All cost reports required to be filed by Seller for the Nursing Home under the Medicare, Medicaid or other programs or any other applicable governmental or private provider regulations have been, or by the due date will be, prepared and filed in accordance with applicable laws, rules and regulations in all material respects, and Seller has paid or made provisions to pay through proper recordation of any net liability all Notices of Program Reimbursement received from the Third Party Payor Programs, tentative settlements and all other Reimbursement Source Obligations.

(c)

Other than notices of overpayment received in the ordinary course of business or provided to Purchaser, no notice of overpayment, false claims or any offsets against future reimbursement has been received by Seller and there are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open cost reports with respect to any Third Party Payor Programs in which the Nursing Home participates.

(d)

Schedule 4.16(d) sets forth for the Nursing Home, the most recent survey or audit conducted with respect to the Nursing Home by Third Party Payor Programs.  There are no uncorrected deficiencies relating to any such surveys or audits.  The Nursing Home is not under focused medical review or the subject of any audits by the Centers for Medicare & Medicaid Services or the Seller’s Medicare fiscal intermediary, nor, to Seller’s Knowledge, are any such actions threatened as of the date of this Agreement.  Seller has not received any notice indicating that its qualification as a participating provider in any Third Party Program may be terminated or withdrawn, nor to the Seller’s Knowledge are any such actions threatened.

(e)

Other than as described elsewhere herein or in the Schedules attached hereto, Seller has received no notice of any violation of any Healthcare Legal Requirements, or any investigation or claim of such violation on the part of Seller, nor is Seller aware of any such violations in connection with the Nursing Home Business.  Neither Seller nor, to Seller’s Knowledge, any manager, director, governing body member, shareholder, officer or employee of Seller, nor, to Seller’s Knowledge, any other Person acting on behalf of Seller, has engaged in any activities which are prohibited under any Healthcare Legal Requirements.  All claims for reimbursement presented to Third Party Payor Programs by Seller have been accurate and in compliance with all Healthcare Legal Requirements in all material respects.

4.17

Nursing Home Staff.  Seller has delivered to New Operator a complete list of the Nursing Home staff members and any and all documentation related to: (a) any pending or any threatened appeals, challenges, disciplinary or corrective actions, or disputes involving applicants, staff members, or health professionals at the Nursing Home; or (b) any closed, completed or adjudicated disciplinary or corrective action involving present or former applicants, staff members or health professionals at the Nursing Home during the past two (2) years.  Schedule 4.17 set forth a complete list of Nursing Home staff members that also provide health care or related services with respect to the Hospital Business and an estimate of the hours per week devoted to the Nursing Home Business.

4.18

Motor Vehicles.  All vehicles owned and used in the Nursing Home listed in Schedule 2.2(i) are property licensed registered in accordance with applicable law.

4.19

Resident Trust Funds.  On the Closing Date, Seller shall assign or pay over, or cause the assignment or paying over, to New Operator the resident trust funds maintained by Seller on behalf of residents of the Nursing Home.  Seller and New Operator shall execute such other documents as counsel to New Operator determines are appropriate.

4.20

Correctness of Representations.  No representation or warranty of Seller in this Agreement or in any Schedule, Exhibit, certificate or agreement attached hereto or furnished pursuant hereto contains, or on the Closing Date will contain, any untrue statement of fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading; and all such statements, representations, warranties, Exhibits, certificates and Schedules shall be true and complete on and as of the Closing Date as though made on that date.

ARTICLE 5

Representations and Warranties of Purchaser and New Operator

Each of Purchaser and New Operator, severally and not jointly, represents and warrants to Seller as follows:

5.1

Organization and Qualification.  Purchaser is a nonprofit corporation and New Operator is a limited liability company, both of which are duly organized, validly existing, and in good standing under the laws of the State of Georgia and each has all corporate or limited liability company power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

5.2

Authority.

(a)

Purchaser and New Operator each have the power and authority to enter into this Agreement and all Closing Documents to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Closing Documents by Purchaser and New Operator has been authorized and approved by all necessary action on the part of Purchaser and New Operator and each of the Closing Documents executed by Purchaser and New Operator is the legal, valid, and binding obligation of Purchaser and New Operator enforceable against Purchaser and New Operator in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and to the exercise of judicial discretion in accordance with general equitable principles.

(b)

Neither the execution nor delivery of any of the Closing Documents by Purchaser and New Operator nor the consummation by Purchaser and New Operator of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time or both):

(i)

violate Purchaser’s Articles of Incorporation or Bylaws; or

(ii)

violate New Operator’s Articles of Organization or Operating Agreement; or

(iii)

violate, contravene or conflict with, or give any Governmental Authority or other person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under, any federal, state, local, municipal or other administrative constitution, law, statute, ordinance, regulation, principle of common law, or policy, or any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, department, official, or other tribunal or Governmental Authority, to which Purchaser or the New Operator is subject.

5.3

Litigation.  There is no suit, action, proceeding, claim or investigation pending, or, to Purchaser’s or the New Operator’s Knowledge, threatened, against Purchaser or New Operator which would have a materially adverse effect on the assets, business, goodwill, or financial condition of Purchaser or the New Operator or which would prevent Purchaser or the New Operator from consummating the transactions contemplated by this Agreement.

5.4

Brokers and Finders.  Neither Purchaser nor the New Operator has incurred any obligation or liability to any party for brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby which have not been paid in full.

5.5

Correctness of Representations.  No representation or warranty of Purchaser or New Operator in this Agreement or in any Schedule, Exhibit, certificate or agreement attached hereto or furnished pursuant hereto, contains, or on the Closing Date will contain, any untrue statement of fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading; and all such statements, representations, warranties, Exhibits, certificates, and Schedules shall be true and complete on and as of the Closing Date as though made on that date.

ARTICLE 6

Actions Prior to Closing

6.1

Covenants of the Parties Relating to Actions Prior to Closing.  Except as otherwise expressly contemplated by this Agreement, during the period from the effective date of this Agreement to the Closing Date, Seller, Purchaser and New Operator covenant and agree as follows:

(a)

Seller will use reasonable best efforts to satisfy the conditions to Closing set out in Article 8 of this Agreement and Purchaser and New Operator will use its best efforts to satisfy the conditions to Closing set out in Article 7 of this Agreement.

(b)

Except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of Purchaser, Seller will not:

(i)

create or assume any Lien with respect to the Assets, or the Nursing Home Business, whether now owned or hereafter acquired;

(ii)

sell, assign, lease, transfer or otherwise dispose of any material portion of the other Assets except in the ordinary course of business;

(iii)

make any change or take any action or omit to take any action that would likely prevent the consummation of the transactions contemplated by this Agreement; or

(iv)

take any action or omit to take any action that would cause any representation or warranty of Seller set out in this Agreement to become inaccurate or untrue in any material respect.

(c)

Seller will maintain in effect with respect to the Assets and the Business of the Facilities the insurance policies set out in Schedule 4.12 hereto, except that with the prior consent of Purchaser, Seller shall be entitled to obtain and shall thereafter maintain insurance coverage substantially equivalent to that provided under such policies.

(d)

Seller shall not directly or indirectly: (i) solicit, enter into or continue any negotiations or agreements relating to the direct or indirect sale or disposition of any material part of the Assets to any Person other than Purchaser; or (ii) enter into any agreement or understanding, written or oral, that would prevent the consummation of the transactions contemplated by this Agreement.

(e)

Seller will use its reasonable best efforts to obtain the Release of Liens Agreement from Cornell Capital Partners, LP referenced in Sections 4.4(a) and 4.4(c) hereof.

ARTICLE 7

Conditions Precedent to the Obligations of Seller

The obligations of Seller to sell the Assets and carry out the terms of this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing, in whole or in part, by Seller.

7.1

Accuracy of Representations and Warranties.  Each and every representation, warranty and statement of Purchaser contained in this Agreement shall have been true, complete and correct in all material respects on the date hereof and on the Closing Date, and Seller shall have received the certificate of Purchaser to such effect.

7.2

Compliance.  Purchaser shall have duly performed and complied with, in all material respects, all of the agreements, covenants, conditions, acts and undertakings required by this Agreement to be performed or complied by Purchaser at or prior to the Closing.

7.3

Failure to Satisfy Conditions.  If on the Closing Date any of the terms, provisions or conditions required pursuant to this Article 7 to be satisfied by such date (satisfaction of which has not been waived as provided in this Agreement) have not been fully satisfied, then the transfer of the Assets and the other transactions contemplated hereby shall not be completed; but in such event, neither Seller nor Purchaser shall be released or discharged of or from any liability for breach of or failure to perform, satisfy or comply with any term, provision or condition herein required to be performed, satisfied or complied with by such party by the Closing as a condition to Closing hereunder. Either party may waive in writing any of the conditions precedent to Closing of the other party set forth in this Agreement.

7.4

Litigation.  There shall not be any action, proceeding, investigation, regulation or legislation pending or overtly threatened which seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby, or to obtain damages from Seller in respect of the consummation of such transactions.

7.5

Certified Resolutions.  Seller shall have received a certificate of the Secretary or Assistant Secretary of Purchaser and New Operator containing a true and correct copy of the resolutions duly adopted by Purchaser and New Operator, approving and authorizing this Agreement and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Purchaser and of New Operator shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

ARTICLE 8

Conditions Precedent to the Obligations of Purchaser

The obligations of Purchaser to purchase the Assets and carry out the terms of this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in writing, in whole or in part by Purchaser.

8.1

Accuracy of Representations and Warranties.  Each and every representation, warranty and statement of Seller contained in this Agreement and the Closing Documents (including all exhibits and schedules thereto) shall have been and are true, complete and correct in all material respects on the date hereof and on the Closing Date, and Purchaser shall have received certificates of the Seller to such effect.

8.2

Material Adverse Change Prior to Closing.  Seller shall not have suffered any material adverse change since the date hereof in the Nursing Home the Assets or the Nursing Home Business or the results of operation thereof, nor shall there have occurred since the date hereof any event that has had or is reasonably expected to have a Material Adverse Effect.

8.3

Compliance.  Seller shall have duly performed and complied with in all material respects all of the agreements, covenants, conditions, acts and undertakings required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

8.4

Consents and Waivers.  Purchaser shall have received each consent and waiver listed on Schedule 2.4 and Purchaser shall be reasonably satisfied with the terms of each such consent, waiver and agreement.

8.5

Instruments of Transfer.  Seller shall have delivered to Purchaser and New Operator such deeds, bills of sale, endorsements, assignments, and other instruments of conveyance and transfer necessary or appropriate to vest in Purchaser all of Seller’s right, title and interest in and to the Assets, free and clear of all Liens other than Permitted Exceptions and the Assumed Liabilities, all in form and substance reasonably satisfactory to counsel for Purchaser and New Operator.

8.6

Litigation.  There shall not be any action, proceeding, investigation, regulation or legislation pending or overtly threatened which seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby, or to obtain damages from Purchaser in respect of the consummation of such transactions.

8.7

Title Insurance.  Purchaser shall have obtained at Closing at its expense a commitment for title insurance from a national title insurer acceptable to Purchaser insuring Purchaser that by the delivery to Purchaser of the Closing Documents provided in the Agreement Purchaser owns fee simple title to the Real Property subject only to the Permitted Exceptions.

8.8

Condition of Assets.  If on or prior to the Closing Date substantially all of the Assets shall either: (a) have been condemned or there has been a threat of condemnation as to substantially all of the Assets; or (b) have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion or any other cause or event beyond the reasonable power and control of Seller, to an extent which, in the reasonable opinion of Purchaser, materially and adversely affects the value of the Assets, Purchaser shall have the right, at its sole option upon prior written notice to Seller: (x) to terminate this Agreement and all of Purchaser’s obligations hereunder without incurring any liability to Seller as a result of such termination; or (y) to consummate the transactions provided for herein and be paid the full amount of all condemnation awards received by Seller and an assignment of the rights of Seller to receive any future awards or to be paid all insurance proceeds paid or payable to Seller in respect of such loss; or (z) to elect to postpone Closing until such time as the Assets have been repaired, replaced or restored by Seller in a manner approved by Purchaser; provided, however, that Seller shall not be obligated to do so.

8.9

Certificate of Need; Other Filings.  New Operator shall have obtained from the Division of Planning, Georgia Department of Community Health, the Department of Human Resources, and other appropriate state agencies as applicable, written confirmation, in form and substance satisfactory to New Operator, that the purchase of the Nursing Home by New Operator, is not subject to prior certificate of need review, and that the Nursing Home is fully authorized to operate in the manner in which it has been operating, offering the services it has been offering prior to Closing.  New Operator shall have also obtained such written or oral confirmations satisfactory to New Operator concerning licensure of the Nursing Home with respect to New Operator, which will operate the Nursing Home after Closing and in such New Operator’s ability to bill under Medicare, Medicaid and other Third Party Payor Programs from and after the Effective Time.

8.10

Failure to Satisfy Conditions.  If on the Closing Date any of the terms, provisions or conditions required pursuant to this Article 8 to be satisfied by such date (satisfaction of which has not been waived as provided in this Agreement) have not been fully satisfied, then the transfer of the Assets and the other transactions contemplated hereby shall not be completed; but in such event, neither Seller nor Purchaser shall be released or discharged of or from any liability for breach of or failure to perform, satisfy or comply with any term, provision or condition herein required to be performed, satisfied or complied with by such party by the Closing as a condition to Closing hereunder. Either party may waive in writing any of the conditions precedent to Closing of the other party set forth in this Agreement.

8.11

Certified Resolutions.  Purchaser shall have received a certificate of the Secretary or Assistant Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the Seller, approving and authorizing this Agreement and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Seller shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

8.12

Due Diligence.  Solely with respect to those aspects of the operations, conditions (financial and otherwise) and prospects of the Nursing Home Business and the Assets which, if not consistent with the information provided or made available to Purchaser and/or New Operator by Seller, would have a Material Adverse Effect, Purchaser and/or the New Operator shall have completed its due diligence process in its sole discretion.

ARTICLE 9

Additional Covenants; Post Closing Matters

9.1

Maintenance of Books and Records.  Seller, Purchaser and New Operator shall preserve until at least the sixth anniversary of the Closing Date, all books and records possessed or to be possessed by such party relating, to any of the Assets or the Nursing Home Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to the books of account and records of such party, but, in each case, only to the extent relating to the Assets, the Nursing Home or the Nursing Home Business prior to the Closing Date, and the other party and their representatives shall have the right to make copies of such books and records, except where prohibited by law or regulation. Such records may nevertheless be destroyed prior to the sixth anniversary of the Closing Date by a party if such party sends to the other party written notice of its intent to destroy records, identifying the records to be destroyed. Such records may then be destroyed thirty (30) days after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall delivery such records to the objecting party.

9.2

Employees.  As of the Effective Time, Seller shall terminate all Nursing Home employees and New Operator shall extend offers of employment to substantially all such employees at substantially the same level of compensation and benefits (the “Hired Employees”).  Hired Employees shall be eligible for participation in such New Operator’s health insurance programs and retirement savings programs from and after the Effective Time. Purchaser shall credit each Hired Employee with his or her years of service and seniority with the Nursing Home.  For each Hired Employee, New Operator shall, to the extent included as an Assumed Liability in accordance with Section 2.7 hereof, assume Seller’s liability for such Hired Employees’ vacation, sick and personal time-off that Seller otherwise would be obligated to pay such Hired Employees upon the termination of their employment.  At the Effective Time, the active participation of all Hired Employees in each of Seller’s Company Plans, if any, shall terminate in accordance with the terms, provisions and/or procedures of each such benefit plan. Seller shall be responsible for all severance, health insurance, COBRA benefits and other liability, if any, for each employee of Seller, terminated by Seller, who does not accept employment with New Operator as a Hired Employee.  All Hired Employees are employees at-will of New Operator and for indefinite terms and there is no outstanding agreement or arrangement with respect to severance payments or termination pay due any employee as a result of the termination of such employee’s employment by Seller, or as a result of such employee declining New Operator’s offer of employment hereunder.  No employee of Seller or of New Operator, and no dependent thereof, or any other person, shall be a third party beneficiary with respect to the provisions of this Section 9.2. Notwithstanding any statement contained in this Section to the contrary, immediately after the Closing, New Operator shall employ that number of Hired Employees from and after the Effective Time as shall be necessary to avoid any liability of Seller under the Worker Adjustment Retraining and Notification Act.

9.3

Post-closing Cost Reports and Terminating Cost Report.  Within the time required by statute and regulation, Seller will prepare (or cause to have prepared) for Purchaser’s and New Operator’s review and, upon agreement of the parties, will file with respect to the Nursing Home all cost reports relating to periods ending prior to the Effective Time, including terminating cost reports for Medicare, Medicaid and other applicable governmental and private health benefit plans.

9.4

Existing Residents.  New Owner acknowledges that as of the Closing Date there will be residents located in the Nursing Home and New Owner will accept such residents as residents of New Owner, and New Owner will assume and accept (and hereby agrees to assume and accept) responsibility and liability for treating such residents commencing from and after the Effective Time; all revenues and expenses in connection with such residents shall be allocated between Seller and New Owner pursuant to Section 9.5.

9.5

Operational Transition.  With respect to services rendered and medicine, drugs and supplies provided by Seller before the Effective Time to residents admitted to the Nursing Home before the Effective Time but discharged after the Effective Time (such residents being referred to herein as “Straddle Residents”), all payments of receivables relating to a particular Straddle Resident shall be allocated between Seller and New Owner based upon the length of the Straddle Resident's admission to the Nursing Home prior to the Effective Time and the length of the Straddle Resident's admission to the Nursing Home after the Effective Time.  Any such payment shall be allocated between Seller and New Owner pro rata based upon the total number of days the Straddle Resident was admitted to the Nursing Home.  Purchaser will bill Straddle Residents for all services rendered, whether before or after the Effective Time.

9.6

Purchaser’s Remittance of Funds.  From and after the Closing Date, Purchaser shall promptly transfer and deliver to Seller any cash or other property, if any, that Purchaser may receive related to the Excluded Assets.

9.7

Release of Old Liens.  As soon as practicable after Closing, Seller shall cause prior lienholders whose liens still appear of record with respect to the Assets of the Real Property to release all such liens and file termination statements with respect to all UCC-1 filings and shall provide evidence of each such release of liens obtained to Purchaser within (30) days after Closing.

ARTICLE 10

Termination

10.1

Termination.  This Agreement may be terminated as follows:

(a)

By Seller or Purchaser, upon written notice to the other party, in the event that such other party has breached an obligation under this Agreement and has failed to remedy such breach by the earlier of the Closing Date or thirty (30) days after receiving written notice of breach by the party seeking to terminate this Agreement;

(b)

By the mutual written agreement of Purchaser and Seller; or

(c)

By either party (other than a party that is in material default of its obligations under this Agreement) if the Closing shall not have occurred on or before September 30, 2006.

10.2

Effect of Termination.  As to any damages of either party arising from the effect of termination or abandonment of this Agreement by the other party or otherwise, such party is entitled to pursue its rights or remedies against the other party to the extent such rights or remedies may be available at law or in equity notwithstanding such termination or abandonment.

ARTICLE 11

Confidentiality; Public Announcements

11.1

Confidentiality.

(a)

The Confidential Information is disclosed to Purchaser and New Operator solely for Purchaser’s and New Operator’s use in completing for their respective due diligence procedures pursuant to this Agreement, and Purchaser and New Operator agree not to use the Confidential Information prior to the Closing Date for any other purpose, not to disclose or communicate the Confidential Information to any third party, except to those employees, agents, attorneys, accountants, lenders, or consultants who shall have a need to know the Confidential Information for the purpose described above and for whom the Purchaser and New Operator shall be responsible.

(b)

Except to the extent contemplated by this Agreement, the Confidential Information and all rights to the Confidential Information which have been or will be provided by Seller to Purchaser and New Operator shall remain the exclusive world-wide property of Seller prior to the Closing Date and shall be held in trust by Purchaser and New Operator for the benefit of Seller. None of the parties will, directly or indirectly, deal with, use, exploit, or disclose such Confidential Information to any person or entity for any purpose prior to the Closing Date, except as described herein or unless and until expressly authorized in writing to do so by the other. If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written Confidential Information as the party furnishing such Confidential Information shall reasonably request.

(c)

For purposes hereof, “Confidential Information” means information or documentation owned by Seller which information may include, but is not necessarily limited to, financial data, business plans, personnel information (to the extent permitted under applicable law), drawings, samples, devices, trade secrets, technical information, results of research and other data in either oral or written form; provided, however, that “Confidential Information” does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by Purchaser and New Operator or their representatives, or (B) as shown by written records, was lawfully within Purchaser’s and New Operator’s possession prior to its being furnished to Purchaser and New Operator by or on behalf of Seller, provided further that the source of such information was not known by Purchaser and New Operator to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other Person with respect to such information.

11.2

Public Announcements.  Seller, Purchaser and New Operator will consult with each other before issuing any press releases or otherwise making any public statements or filings with Governmental Authority with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with Governmental Authorities prior to such consultation and shall modify any portion thereof if the other party reasonably objects thereto, unless the same may be required by applicable law.

ARTICLE 12

Dispute Resolution

[Intentionally Omitted]

ARTICLE 13

Indemnification

13.1

Survival, Right to Indemnification.  All representations and warranties in this Agreement or in any Closing Documents, and a party’s right to recover Damages resulting from a breach of a representation or warranty or otherwise, shall survive Closing for a period of twenty-four (24) months following the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4 and 5.1, 5.2 and 5.3 hereof shall survive indefinitely and the representations and warranties contained in Sections 4.6, 4.10 and 4.11 shall survive until the expiration of the statute of limitations applicable thereto (the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.10, 4.11, 5.1, 5.2 and 5.3, being referred to as “Surviving Representations”).  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, any party shall have been properly notified of a claim for indemnity hereunder (including a description of the basis for such claim), and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.  The covenants and agreements of the parties shall survive without limitation as to time (unless a specific survival period is expressly provided), and the period during which a claim for indemnification may be asserted in connection with a breach thereof shall continue until the expiration of the statute of limitations applicable thereto.

13.2

Indemnification by Seller.  Seller shall indemnify Purchaser and New Operator their officers, directors, members, employees, agents and Affiliates (the “Purchaser Indemnified Parties”) in respect of, and hold the Purchaser Indemnified Parties harmless against, any Damages incurred or suffered by the Purchaser Indemnified Parties resulting from, relating to or constituting:

(a)

any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document furnished by Seller to Purchaser pursuant to this Agreement;

(b)

any failure to perform any covenant or agreement of Seller contained in this Agreement or in any Closing Document furnished by Seller to Purchaser or New Operator pursuant to this Agreement;

(c)

Seller’s ownership of the Assets and its conduct of the Business of the Facilities on or prior to the Closing Date, other than the Assumed Liabilities;

(d)

any indebtedness of Seller arising prior to the Effective Time, other than the Assumed Liabilities;

(e)

the Excluded Assets;

(f)

non-compliance by Seller with any applicable bulk sales law; or

(g)

the failure of Seller to obtain any Required Consents.

13.3

Indemnification by Purchaser.  Purchaser and New Operator shall severally indemnify Seller and its officers, directors, members, employees, agents and Affiliates (the “Seller Indemnified Parties”) in respect of, and hold Seller Indemnified Parties harmless against, any Damages incurred or suffered by Seller Indemnified Parties resulting from, relating to or constituting:

(a)

any breach of any representation or warranty of Purchaser or New Operator contained in this Agreement or in any Closing Document furnished by Purchaser or New Operator to Seller pursuant to this Agreement;

(b)

any failure to perform any covenant or agreement of Purchaser or New Operator contained in this Agreement or in any Closing Document furnished by Purchaser or New Operator to Seller pursuant to this Agreement;

(c)

any Assumed Liabilities;

(d)

non-compliance by Purchaser with any applicable bulk sales law; or

(e)

Purchaser’s ownership of the Assets and New Operator’s operation of the Nursing Home Business after the Effective Time.

13.4

Procedure for Indemnification.

(a)

If any claim is asserted against a Purchaser Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) as to which an Indemnified Party may be entitled to indemnification hereunder (a “Claim”), the Indemnified Party shall notify the party or parties from which indemnification is sought (the “Indemnifying Party”) of the commencement of such Claim.  Such notice shall be in writing and shall be given within ten (10) days after receipt by the Indemnified Party of notice of the Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such claim and the amount of Damages claimed; provided, however, that no delay or failure on the part of the Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent of any material prejudice actually caused by or arising from such delay or failure.  Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Claim, with counsel reasonably satisfactory to the Indemnified Party; provided that:

(i)

the Indemnifying Party may only assume control of such defense if:

(A)

it acknowledges in writing to the Indemnified Party that any Damages, fines, costs or other liabilities which may be assessed against the Indemnified Party in connection with such Claim constitute Damages for which the Indemnified Party shall be indemnified by the Indemnifying Party pursuant to this Article 13, and

(B)

the ad damnum of the Claim is less than or equal to the amount of Damages for which the Indemnifying Party may be liable pursuant to this Article, and

(ii)

the Indemnifying Party may not assume control of the defense of any Claim in which criminal liability is asserted, or in which equitable relief is sought, against the Indemnified Party.

(b)

If the Indemnifying Party does not, or is not permitted under the terms hereof to, assume control of the defense of a Claim, the Indemnified Party shall control such defense.  Whichever party, whether the Indemnified Party or the Indemnifying Party, does not control the defense of a claim (the “Non-Controlling Party”) may participate in such defense at its own expense.  Whichever party, whether the Indemnified Party or the Indemnifying Party controls the defense of a claim (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such Claim and the defense thereof, and shall consider, in good faith, any recommendations made by the Non-Controlling Party with respect thereto.  The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Claim, including copies of any summons, complaint or other pleading which may have been served on such Non-Controlling Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same, and shall otherwise cooperate and assist the Controlling Party in the defense of such Claim.  The expenses and reasonable fees of counsel to the Indemnified Party with respect to a Claim shall be considered Damages for purposes of this Agreement if:

(i)

the Indemnified Party controls the defense of such Claim pursuant to the terms of this Section 13.4(b); or

(ii)

the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Claim.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Purchaser or New Operator shall have no obligation to settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is sought hereunder unless Seller has accepted full responsibility for such claim and the terms are not prejudicial to Purchaser and/or New Operator.

13.5

Subrogation.  If an Indemnifying Party pays a claim of an Indemnified Party, then the Indemnifying Party shall be subrogated to all rights that the Indemnified Party may have against others for recovery of the Damages, and the Indemnified Party shall take all actions reasonably necessary to effect such subrogation rights of the Indemnifying Party.

13.6

Limitations on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, the obligations of an Indemnifying Party to indemnify an Indemnified Party and the Indemnified Party’s right to collect Damages under any theory of law or equity, shall be subject to the limitations set forth below:

(a)

No claim for indemnification by a Purchaser Indemnified Party may be asserted against Seller pursuant to Section 13.2(a), and Seller shall have no obligation for Damages to the Purchaser Indemnified Party after the expiration of the survival period related to such representation and warranty, unless the Purchaser Indemnified Party has notified Seller of such Claim prior to such expiration, and the notice specifies in reasonable detail the nature of the Claim.

(b)

Seller shall not be obligated to indemnify a Purchaser Indemnified Party for any Damages with respect to any Claim pursuant to Section 13.2(a) until the aggregate amount of such Damages suffered or incurred by a Purchaser Indemnified Party exceeds Twenty-Five Thousand Dollars ($25,000.00), and only to the extent that such Damages exceed Twenty-Five Thousand Dollars ($25,000.00); provided, however, that (i) the foregoing limitation shall be computed without regard to any qualification or exception contained in such representation or warranty relating to materiality or Material Adverse Effect, and (ii) the foregoing limitation shall not apply to Claims with respect to the representations and warranties contained in Sections 4.1, 4.2 and 4.4.  Purchaser or New Operator shall not be obligated to indemnify a Seller Indemnified Party for any Damages with respect to any Claim pursuant to Section 13.3(a) until the aggregate amount of such Damages suffered or incurred by a Seller Indemnified Party exceeds Twenty-Five Thousand Dollars ($25,000.00), and only to the extent that such Damages exceed Twenty-Five Thousand Dollars ($25,000.00); provided, however, that (i) the foregoing limitation shall be computed without regard to any qualification or exception contained in such representation or warranty relating to materiality or material adverse effect, and (ii) the foregoing limitations shall not apply to Claims with respect to the representations and warranties contained in Sections 5.1, 5.2 and 5.3.

(c)

Except in cases of intentional or reckless fraud or willful misconduct or Claims with respect to the representations and warranties contained in Sections 4.1, 4.2 and 4.4, the aggregate liability of Seller for Damages under this Agreement with respect to any Claim pursuant to Section 13.2(a) shall in no event exceed the Purchase Price.  Except in cases of intentional or reckless fraud or willful misconduct or Claims with respect to the representations and warranties contained in Sections 5.1, 5.2 and 5.3, the aggregate liability of Purchaser or New Operator for Damages under this Agreement with respect to any Claim pursuant to Section 13.3(a) shall in no event exceed $1,000,000.

(d)

Seller shall not be required to indemnify or pay Purchaser or New Operator for that part of any Damages that are actually recovered under any policy of insurance, including the Title Policy; provided, however, that nothing herein shall be construed to obligate any Purchaser Indemnified Party to proceed against any insurance policy prior to asserting an indemnification claim against Seller.

13.7

Indemnification as Exclusive Remedy.  The indemnification provided in this Article 13 shall be the sole and exclusive post-Closing remedy available to the parties to this Agreement under contract, tort or any other legal theory for any breach of any representation, warranty, covenant or agreement by or on behalf of an Indemnifying Party, or otherwise arising out of the transactions described in this Agreement.  Notwithstanding any other term or provision of this Agreement, neither party shall be entitled to punitive damages as a result of any cause of action arising out of this Agreement or the transactions contemplated hereby; provided, however, that no party shall be precluded from bringing an action for specific performance or other equitable remedy to require another party to perform its obligations under this Agreement; and provided, further, that, in the event of an intentionally or recklessly fraudulent breach of any provision contained herein, any Indemnified Party shall have all remedies available at law or in equity with respect thereto.

ARTICLE 14

General Provisions

14.1

Bulk Sales Law Waiver.  Purchaser and Seller each agree to waive compliance with the provisions of the bulk sales law or comparable law of any jurisdiction to the extent that the same may be applicable.

14.2

Fees and Expenses.  Except as otherwise specifically provided in this Agreement, all expenses incurred by the parties hereto in connection with or related to the authorization, preparation, and execution of this Agreement and the Closing of the transaction contemplated hereby, including without limiting of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

14.3

Notice.  Any notice, request, demand or other communication required to be given hereunder shall be made in writing and shall be deemed to have been fully given: (i) if sent by a nationally recognized next day delivery service that obtains a receipt on delivery, the day after it is sent; (ii) if mailed, first-class registered or certified United States mail, postage prepaid, five days after it is mailed; and (iii) if delivered personally, when such delivery is made. In each case, notice shall be sent to the following addresses (or at such other addresses as shall be given in writing by any party to the other parties hereto):

(a)

If to Seller to:

Pacer Health Management Corporation of Georgia

Park West Professional Center

7759 NW 146 Street

Miami Lakes, Florida 33016

Attn: Mr. Rainier Gonzalez, President and CEO

Telephone: (305) 828-7660

Facsimile: (305) 828-2551

With a copy (which shall not constitute notice) to:

Sullivan, Stolier & Resor

909 Poydras Street, Suite 2600

New Orleans, LA 70112

Attn: Vinson J. Knight, Esq.

Telephone: (504) 561-1044

Facsimile: (504) 561-8606

If to Purchaser or to New Operator to:

Health Systems Real Estate, Inc.

213 Third Street

Macon, GA 31201

Attn: Mr. Ronnie D. Rollins

Telephone: (478) 621-2206

Facsimile: (478) 743-4501

With a copy (which shall not constitute notice) to:

Paul Hastings Janofsky & Walker LLP

600 Peachtree Street, Suite 600

Atlanta, GA 30308

Attn: Mark S. Lange, Esq.

Telephone: (404) 815-2207

Facsimile: (404) 815-2433

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

14.4

Assignment.  This Agreement and the rights and obligations of the parties hereunder may be assigned or delegated only with the prior written consent of the other parties, except that Purchaser may assign all of its rights and obligations hereunder to an Affiliate or subsidiary of Purchaser without any prior approval.

14.5

Headings and Counterparts.  The Section, subsection, and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other parties hereto.

14.6

Integration of Agreement.  This Agreement, Schedules and Exhibits and the other agreements described herein supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

14.7

Governing Law.  This Agreement shall be construed under the laws of the State of Georgia.

14.8

Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

14.9

Access to Records.  If this Agreement, Seller, Purchaser and New Operator shall be deemed to be subject to the disclosure requirements of Section 952 of the Omnibus Reconciliation Act of 1980, until the expiration of four years after the furnishing of any services pursuant to this Agreement, Seller and Purchaser shall make available upon written request to the Secretary of Health and Human Services (the “Secretary”), or upon request of the Comptroller General, or any of their duly authorized representatives, this Agreement and the books, documents and records of Seller or Purchaser that are necessary to certify the nature and the extent of any costs incurred by Seller or Purchaser. In the event that Seller or Purchaser carries out any of the duties of this Agreement pursuant to a subcontract, having a value or cost of $10,000 or more over a twelve month period with a related organization, such subcontract shall have a clause to the effect that until the expiration of four years after the furnishing of such services pursuant to such subcontract, the related organization shall make available upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives, the subcontract and the books, documents and records of such organization that are necessary to verify the reasonableness of such costs.

14.10

Third Party Beneficiaries.  Except as expressly stated herein in Article 13 with respect to the Purchaser Indemnified Parties and the Seller Indemnified Parties, nothing in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy, or claim under or with respect to this Agreement.

14.11

Attorneys’ Fees.  If a dispute arises among the parties as a result of which an action is commenced to interpret or enforce any of the terms of this Agreement, including the collection of any payments due a party hereunder, the non-prevailing party shall pay the prevailing party’s reasonable out-of-pocket attorney’s fees, costs and expenses incurred in connection with the prosecution or defense of such action.

14.12

Disposition of the Real Property.  If Purchaser effectuates a sale of the Real Property at any time after the Effective Time, then Purchaser shall pay to Seller fifty percent (50%) of the net proceeds (gross cash proceeds less all expenses of the sale) from such sale.  Further, should Purchaser lease the Real Property or any part thereof to any non-Affiliate or Purchaser or Seller at any time following the Effective Time, then Purchaser shall pay to Seller fifty percent (50%) of the net rents (gross rents less all expenses of the lease) from such lease.

(SIGNATURES ON THE FOLLOWING PAGE)

LEGAL_US_E # 71750244.3

PHJW DRAFT 9.25.2006

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized representatives, all as of the day and year first above written.

SELLER:

PACER HEALTH MANAGEMENT CORPORATION OF GEORGIA

By:

         Rainier Gonzalez

         President and CEO

PURCHASER:

HEALTH SYSTEMS REAL ESTATE, INC.

By:

Name:

Title:

NEW OPERATOR:

GREENE COUNTY NURSING CENTER, LLC

By:

Name:

Title:

Signature Page - Asset Purchase Agreement

LEGAL_US_E # 71750244.3